EXHIBIT 3.14




                                    AGREEMENT


                                       OF


                               LIMITED PARTNERSHIP


                                       OF


                              RUSSELL-STANLEY, L.P.


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                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                              RUSSELL-STANLEY, L.P.


                  THIS AGREEMENT OF LIMITED PARTNERSHIP made as of the 1st day of November, 1998, by and between RUSSELL-STANLEY MIDWEST, INC., an Illinois corporation having an address at 685 Route 202/206, Bridgewater, New Jersey 08807 (hereinafter referred to as the "General Partner"), and RSLPCO, INC., a Delaware corporation having an address at 685 Route 202/206, Bridgewater, New Jersey 08807 (hereinafter referred to as the "Limited Partner").


                              W I T N E S S E T H:

                  WHEREAS, the parties desire to form a limited partnership under the Revised Limited Partnership Act of the State of Texas and to enter into a limited partnership agreement to govern their respective rights and obligations; and

                  WHEREAS, the parties hereto desire to assure the continuity of the management and the policies of the Partnership (as herein defined).

                  NOW, THEREFORE, in consideration of the covenants contained in this Agreement and other good and valuable consideration, the parties agree as follows:


                                   ARTICLE 1.

                                   DEFINITIONS

                  For purposes of this Agreement, the terms defined in this
Article 1. shall have the following meanings, unless the context clearly requires a different interpretation:

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                  1.1 ACT. The Texas Revised Limited Partnership Act, Tex. Rev.
Civ. Stat. Art. 6132a-1, as amended from time to time.

                  1.2 AFFILIATE. Any Person controlling or controlled by or under common control with the Partnership, including, without limitation (a) any Person who has a familial relationship, by blood, marriage or otherwise with any director, officer or employee of the Partnership, its parent, or any Affiliate thereof and (b) any Person which receives compensation for administrative, legal or accounting services from the Partnership, its parent or any Affiliate. For purposes of this definition, "control" when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  1.3 AGREEMENT. This Agreement of Limited Partnership, as it may be amended from time to time.

                  1.4 APPROVAL OF THE LIMITED PARTNERS. An affirmative vote by the Limited Partners. The Limited Partners shall vote by Percentage Interest and not per capita.

                  1.5 CAPITAL ACCOUNT. An account maintained for each Partner throughout the term of the Partnership in accordance with the rules of Treasury Regulation Section 1.704-(b)(2)(iv) as in effect from time to time, and, to the extent not inconsistent therewith, shall reflect the Capital Contribution of each of the Partners to the capital of the Partnership, from time to time (a) increased from time to time by such Partner's distributive share of Partnership income and gains, and (b) decreased from time to time by distributions to such Partner by the Partnership (other than distributions in repayment of loans by a Partner or for services rendered by any Partner) and by such Partner's distributive share of Partnership losses. The Capital Account of

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each Partner shall otherwise appropriately reflect transactions of the
Partnership and the Partners in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv).

                  1.6 CAPITAL CONTRIBUTION. The amount of cash and real and personal properties contributed in exchange for the Partnership Interests held by the Partners, as reflected on the books of the Partnership, as same may change from time to time. The references in this Agreement to the Capital Contribution of a then Partner shall include the Capital Contribution previously made by any predecessor Partner of a then Partner.

                  1.7 CASH FLOW. All cash receipts of the Partnership during such period from any source (including, without limitation, sales of portions of the assets of the Partnership, borrowings, condemnation awards, interest earned on Partnership funds, proceeds of insurance, if any, and Capital Contributions), plus the cash available from reduction in the amount of any reserve or escrow of the Partnership, less (a) an amount equal to the Partnership's expenses, interest, fees, and principal payments on any loans, and (b) such amounts as the General Partner determines, subject to Section 6.2 hereof, should be retained by the Partnership for use in its business and not distributed, including, but not limited to, amounts retained for or in anticipation of expenses, capital expenditures, working capital requirements or reserves. The determination of Cash Flow for any period by the General Partner, absent manifest error and subject to the limitations of Section 6.2 hereof, shall be binding and conclusive.

                  1.8 CODE. The Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto, including all regulations and rules promulgated thereunder.

                  1.9 FISCAL YEAR. The calendar year ending December 31.

                  1.10 GENERAL PARTNER. Russell-Stanley Midwest, Inc. and any successor general partner pursuant to the terms hereof.

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                  1.11 LIMITED PARTNER. RSLPCO, Inc. and any Person who may
acquire a Partnership Interest from the Limited Partner pursuant to the terms hereof.

                  1.12 MINIMUM GAIN. The total gain which the Partnership would realize if it sold, in a taxable disposition, each of its assets which were subject to nonrecourse liabilities in full satisfaction of the liabilities. In computing said gain, only the portion of the assets' bases allocated to nonrecourse liabilities of the Partnership shall be taken into account.

                  1.13 NET LOSSES. The net losses of the Partnership as reported on its information returns for Federal income tax purposes.

                  1.14 NET OPERATING CASH FLOW. With respect to each Fiscal Year of the Partnership, the gross revenues of the Partnership, less (a) the actual cash expenditures (other than organization expenses, syndication costs, property acquisition costs, nonrecurring or extraordinary business expenses) for such period, and (b) such reasonable and necessary reserves for working capital, capital investments, potential liabilities and other contingencies as shall be determined in the sole discretion of the General Partner. Gross revenues shall not include (x) the proceeds of any contributions or loans to the Partnership, and (y) security deposits, until the Partnership is entitled unconditionally to retain the same for its own use and benefit. The Partnership's accountants shall conclusively determine the nature and amount of any other adjustments in determining Net Operating Cash Flow.

                  1.15 NET PROFITS. The net income of the Partnership as reported on its information returns for Federal income tax purposes.

                  1.16 PARTNERS. The Limited Partner and the General Partner, collectively.

                  1.17 PARTNERSHIP. The limited partnership between the General Partner and the Limited Partner formed pursuant to the terms of this Agreement.

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                  1.18 PARTNERSHIP INTEREST. A Partner's interest in the
Partnership, which shall include, without limitation, its Capital Account, Percentage Interest, distributive share of Partnership income, gain, loss, deduction and credits, its interest in Net Operating Cash Flow and other distributions, as provided for in this Agreement, and all other rights, duties, and obligations under this Agreement.

                  1.19 PERCENTAGE INTEREST. The percentage interest of a Partner in the Partnership: for the Limited Partner, ninety-nine (99%) percent and for the General Partner, one (1%) percent.

                  1.20 PERSON. Any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization, or government or any agency or political subdivision thereof.

                  1.21 SECURITIES ACT. The Securities Act of 1933, as amended from time to time, and all regulations and rules promulgated thereunder.

                  1.22 TAX CREDITS. The tax credits of the Partnership as reported on its information returns for Federal income tax purposes.


                                   ARTICLE 2.

                                     GENERAL

                  2.1 FORMATION OF PARTNERSHIP. The Partnership is hereby formed as a Texas limited partnership pursuant to the terms of this Agreement.

                  2.2 NAME. The name of the Partnership shall be Russell-Stanley, L.P., but it may do business under such other names as the General Partner hereby designates in writing to the

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Limited Partners, provided that the General Partner shall file all certificates required by law to be filed with respect to any name used by the Partnership.

                  2.3 INSTRUMENTS TO BE FILED. Prior to the execution and delivery of the Agreement, the General Partner filed on behalf of the Partnership a Certificate of Limited Partnership in accordance with the Act. The General Partner shall execute such other documents and instruments and shall take all such other actions deemed by the General Partner to be necessary or appropriate to effectuate and permit the formation of the Partnership under the laws of the State of Texas and as a limited partnership qualified to do business as a foreign limited partnership in such states as the General Partner may consider necessary or appropriate from time to time as a result of the business being conducted by the Partnership. The General Partner shall, from time to time, take appropriate action, including the preparation and filing of such amendments to the Certificate of Limited Partnership, as may be required by the Act. The Limited Partner shall execute such documents and instruments and take such other action as may be necessary to enable the General Partner to fulfill its responsibilities under this Section. The Power of Attorney granted under
Article 11 by the Limited Partner hereby may be exercised by the General Partner to accomplish the foregoing.

                  2.4 PRINCIPAL PLACE OF BUSINESS. The principal office of the Partnership shall be at 685 Route 202/206, Bridgewater, New Jersey 08807. The General Partner shall notify the Limited Partner of any change in the principal place of business of the Partnership. The Partnership may maintain other offices at other locations inside or outside New Jersey as the General Partner deems advisable from time to time.

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                  2.5 REGISTERED AGENT AND REGISTERED OFFICE. The registered agent for the Partnership shall be CT Corporation System (the "Registered Agent"), 350 N. St. Paul Street, Dallas, Texas 75201, or at such other location in Texas, as determined by the Registered Agent.

                  2.6 BUSINESS OF THE PARTNERSHIP. The business of the Partnership shall be to:

                  (a) own, hold, sell, assign, transfer, operate, lease, mortgage, pledge and otherwise deal with real and personal properties inside and outside the States of Texas and Georgia in connection with the manufacture and sale of steel and plastic containers.

                  (b) exercise all powers enumerated in the Act necessary or convenient to the conduct, promotion or attainment of the business or purposes otherwise set forth herein; and

                  (c) enter into any and all documents in connection with the business of the Partnership as determined by the General Partner.

                  (d) to have and exercise all of the powers related or incidental thereto and to engage in any lawful business related or incidental thereto

                  2.7 RESTRICTIONS ON PARTNERS. The relationship among the Partners created by this Agreement shall be limited to the performance of this Agreement and shall not affect any other business or activity of any Partner or Affiliate. Nothing in this Agreement shall be deemed to restrict in any way the freedom of any Partner or Affiliate of a Partner to conduct any business activity of whatever nature including, without limitation, the manufacture and sale of steel and plastic containers, without any accountability to the Partnership or any other Partner, even if such business or activity directly competes with the business of the Partnership.

                  2.8 Term. The term of the Partnership shall commence upon the filing of a Certificate of Limited Partnership consistent with the terms of this Agreement in the Office of the Secretary of State of Texas and shall continue indefinitely until:

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                  (a) sixty (60) days following the date upon which the
Partnership no longer owns any assets; or

                  (b) the termination of the Partnership pursuant to the terms of this Agreement, by Approval of the Limited Partners and the approval of the General Partner, operation of law, or judicial decree.


                                   ARTICLE 3.
                       BANK ACCOUNTS, BOOKS, FISCAL YEAR,

                             ACCOUNTING AND REPORTS


                  3.1 BANK ACCOUNTS. The funds of the Partnership shall be deposited in the name of the Partnership in one or more bank accounts as designated by the General Partner, and shall not be commingled nor shall the funds be used except for the business of the Partnership. Withdrawals therefrom shall be made only from such account or accounts in such manner and in such form as the General Partner may from time to time determine.

                  3.2 BOOKS OF ACCOUNT. The General Partner shall keep, or cause to be kept, complete and accurate books of account, in which shall be entered, fully and accurately, each and every transaction of the Partnership. The books of the Partnership shall be kept on the accrual basis, unless the General Partner shall determine otherwise, in accordance with generally accepted accounting principles consistently applied from year to year, and shall be maintained at all times at the principal office of the Partnership.

                  3.3 TAX ELECTIONS.

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                  (a) The General Partner, in its sole discretion, may cause the
Partnership to make or revoke the election referred to in Section 754 of the Code, or any similar provision enacted in lieu thereof, as well as any other elections permitted by the Code.

                  (b) Organization expenses shall be amortized over the first sixty (60) months of the Partnership's business, as permitted under Code Section 709.

                  (c) The General Partner shall, for each fiscal year, file on behalf of the Partnership United States tax returns of income within the time prescribed by law for such filing. The General Partner shall also file on behalf of the Partnership such other tax returns and other documents from time to time as may be required by the United States of America or by any state. The determination of the General Partner with respect to the treatment of any item or its allocation for federal, state or local tax purposes shall be binding upon all of the Partners so long as such determination will not be inconsistent with any express term hereof or applicable law.


                                   ARTICLE 4.

                        RIGHTS, POWERS AND OBLIGATIONS OF

                    GENERAL PARTNER AND LIMITATIONS, THEREON


                  4.1 EXERCISE OF MANAGEMENT. The General Partner shall manage the day to day affairs of the Partnership subject to the terms and provisions of this Agreement. The General Partner shall have complete and exclusive control over the management of the Partnership's business and affairs in accordance with the business of the Partnership set forth in Section 2.6 hereof, and, except as otherwise specifically provided in this Agreement, the General Partner shall have the right, power and authority on behalf of the Partnership and in its name, to exercise all of the rights, powers and authority of a partner of a partnership without limited partners. In

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addition, the General Partner shall formulate all substantial policy decisions with respect to the Partnership. Except as otherwise specifically provided in this Agreement, no Limited Partner, as such, shall take part in the management or control of the business of the Partnership or have authority to bind the Partnership.

                  4.2 SPECIFIC POWER AND AUTHORITY OF GENERAL PARTNER. Except as otherwise specifically provided in this Agreement, the General Partner shall have the power and authority to take any action of any type and to do all of the following:


                  (a) hold, improve, manage, sell, lease or otherwise dispose of real and personal property owned by the. Partnership, interests therein or appurtenances thereto;

                  (b) borrow money and incur indebtedness, and to secure the repayment of such borrowings and incurring of indebtedness, by executing mortgages or deeds of trust, pledging or otherwise encumbering or subjecting to security interests, all or any part of the assets of the Partnership;

                  (c) operate, manage and develop the assets of the Partnership and to enter into agreements with others with respect to such operation, management and development including without limitation the manufacture and sale of steel and plastic containers;

                  (d) purchase from others, at the expense of the Partnership, contracts of liability, casualty and other insurance which the General Partner deems advisable, appropriate or convenient for the protection of thue assets or affairs to the Partnership or for any purpose convenient or beneficial to the Partnership;

                  (e) employ persons or entities, other than the General Partner and its Affiliates except as provided herein, at the expense of the Partnership, and on its behalf in the operation and management of the Partnership's property, including, but not limited to, supervisory

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managing agents, building management agents, architects, engineers, accountants, attorneys, bookkeepers, insurance brokers and property appraisers;

                  (f) make capital expenditures and improvements with respect to the real and personal property of the Partnership and to take all appropriate action in connection with the maintenance, operation and management thereof; and

                  (g) Subject to the terms of this Agreement, the General Partner is Rather hereby fully authorized to take any action of any type and to do anything and everything which a general partner of a Texas limited partnership may be authorized to take or do hereunder.

                  4.3 DUTIES OF GENERAL PARTNER. The General Partner, through its agents and employees, shall devote such time to the Partnership as may be necessary for the operation of the Partnership with the assistance of such agents and professionals as the General Partner shall cause the Partnership to retain.

                  4.4 NO DUTY OF THIRD PARTY TO INQUIRE AS TO AUTHORITY OF THE GENERAL PARTNER. No Person dealing with the Partnership shall be required to inquire into the authority of the General Partner to take any action or to make any decision hereunder.

                  4.5 LIMITATION ON OBLIGATIONS OF GENERAL PARTNER. Notwithstanding any provision of this Agreement or any law to the contrary and except as may otherwise specifically be provided in any other agreement to which the General Partner is a party, the General Partner shall not be obligated to advance funds to prevent a default by the Partnership on any note, lease or other agreement to which the Partnership is a party or by which it is bound and the General Partner shall not be obligated to make any contribution, loan or other advance to or for the benefit of the Partnership for any purpose whatsoever.

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                  4.6 LIMITATION OF THE GENERAL PARTNER'S LIABILITY TO OTHER
PARTNERS AND INDEMNIFICATION TO GENERAL PARTNER.

                  (a) Except with respect to any material misrepresentation or breach of this Agreement by the General Partner, or acts attributable to fraud or gross negligence by the General Partner, the General Partner shall not be liable to any other Partner or the Partnership for any claim, loss, expense, liability, action, cause of action, suit or damage resulting from any act or omission of the General Partner in the management of the affairs of the Partnership other than for the General Partner's gross mismanagement. The General Partner shall not be personally liable for the return of any contribution made to the Partnership by a Limited Partner. By way of example, and not by way of limitation, the General Partner shall not be liable in any respect whatsoever to the Limited Partners by reason of (i) any disallowance or adjustment of any deductions or credits claimed on the Limited Partner's income tax returns or the Partnership's information returns, (ii) the filing of Federal information returns on behalf of the Partnership which do not reflect the reporting positions that the Partnership presently expects to adopt, or (iii) any penalties or interest which are imposed on any taxpayer as a direct or indirect result of the reporting positions which are adopted by the Partnership on any of its returns.

                  (b) The Partnership shall indemnify, save harmless and pay all judgments arising against any Partner and its shareholders, partners, directors, employees and agents, from any cost, expense, claim, liability or damage incurred by reason of such Person's relationship to the Partnership or any act performed or omitted to be performed by them in connection with the business of the Partnership, including attorney fees and costs incurred by them in connection with the defense of any action based on any such act or omission, which attorney fees and costs may be paid as incurred, including all such liabilities under any Federal or state securities act

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(including the Securities Act of 1933, as amended) as permitted by law, except that the Partnership shall have no indemnification obligation hereunder with respect to any act or omission of any Person that constitutes willful misconduct or gross negligence or was outside the scope of such Person's authority under this Agreement. In the event of any action against any Partner by any other Partner, including a Partnership derivative suit, the Partnership shall indemnify, save harmless and pay all expenses of the defendant Partner, including attorney fees and costs incurred in the defense of said action, if the defendant Partner is successful in said action. Notwithstanding the foregoing, no Partner shall be indemnified against any liability to the other Partners imposed by this Agreement or by law, including liability for fraud, bad faith, willful misconduct or gross negligence. Any such indemnification shall be recovered only from the assets of the Partnership and not from the assets of the Limited Partners. The General Partner may require in any Partnership contract and any other agreements for which the Limited Partner(s) agrees to be personally liable, that it and its shareholders will not be personally liable thereon and that the remedy for a breach of such contract shall be satisfied solely from the assets of the Partnership. The indemnified Partner also shall be entitled to recover its attorney fees and costs of enforcing this indemnity from the Partnership's assets, if the Partner is successful in said action.

                  4.7 NO LIABILITY OF THE GENERAL PARTNER FOR COMPUTATION OR DETERMINATION. With respect to all matters (including disputes with respect thereto) relating to computations and determinations required to be made under this Agreement, the General Partner may rely upon, and shall have no liability to the Limited Partner(s) or the Partnership if it relies upon, the opinion of the accountants or attorneys for the Partnership.

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                  4.8 SUCCESSOR GENERAL PARTNER. In the event that the General
Partner shall withdraw as a partner as provided under the Act, with the Approval of the Limited Partners a replacement General Partner shall be elected. The Successor General Partner shall signify his, her or its acceptance of such appointment by executing a copy of this Agreement within 20 days after receiving notice of said appointment and, by doing so, shall be deemed to have agreed to be bound by all of the terms and conditions of this Agreement, as such Agreement may be amended, as though he, she or it were an original signatory thereto.


                                   ARTICLE 5.

                       CAPITAL ACCOUNTS AND CONTRIBUTIONS


                  5.1 ESTABLISHMENT OF CAPITAL ACCOUNTS. An individual Capital Account shall be established and maintained for each Partner, including any permitted additional or substituted Partner. Upon the admission, substitution or withdrawal of any Partner, the books and records of the appropriate Partners shall be adjusted to reflect such admission, withdrawal or substitution. The initial Capital Account of each Partner as of the date of this Agreement is the amount of such Partner's Capital Contribution.

                  5.2 CREDITS AND CHARGES TO CAPITAL ACCOUNTS. All credits and charges to the Capital Account of each Partner shall be made in accordance with the provisions of Section 1.5 above.

                  5.3 NO PRIORITY AMONG PARTNERS, NO WITHDRAWAL OF CAPITAL. Except as specifically provided in Article 6 hereof, no Partner shall have priority over any other Partner either as to the return of such Partner's Capital Contribution to the Partnership or as to allocation of Net Profits or Net Losses or distributions of cash or property made by the Partnership, and all

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such returns, allocations and distributions to the Partners shall be divided among the Partners pro rata in accordance with their respective Percentage Interests. No Partner shall have the right to demand or receive any funds or property of the Partnership or to bring any action of or partition against the Partnership. No Partner shall have the right or power to withdraw any part of such Partner's Capital Contribution from the Partnership, except as specifically provided herein.

                  5.4 NO INTEREST ON CAPITAL CONTRIBUTIONS. Except as specifically provided in Article 6 hereof, no Partner shall receive any interest whatsoever on such Partner's Capital Account or Capital Contribution made to the Partnership.


                                   ARTICLE 6.

                      ALLOCATION OF NET PROFITS, NET LOSSES

                           AND NET OPERATING CASH FLOW


                  6.1 ALLOCATION OF NET PROFITS, NET LOSSES AND TAX CREDITS.

                  (a) Net Losses and Tax Credits. The Net Losses and Tax Credits of the Partnership shall be allocated in accordance with the Partners' then Percentage Interests.

                  (b) Net Profits. Net Profits in an amount not exceeding the amount of Cash Flow distributed to the Partners pursuant to Section 6.2 during the Partnership's tax year shall be allocated among the Partners in the same manner as the Cash Flow was distributed pursuant to Section 6.2. Net Profits in excess of the amount of Cash Flow distributed during the Partnership's tax year pursuant to Section 6.2 shall be allocated in accordance with the Partners' then Percentage Interests.

                  6.2 DISTRIBUTION OF CASH FLOW. Cash Flow shall be distributed in accordance with the Partners' then Percentage Interests.

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                  6.3 SPECIAL ALLOCATIONS. Notwithstanding any other provision of this Agreement, the following allocations shall be made prior to any other allocations under this Agreement:

                  (a) QUALIFIED INCOME OFFSET. No Partner shall be allocated any item of loss or deduction to the extent said allocation will cause or increase any deficit in said Partner's Capital Account (in excess of any amount that such Partner is obligated or deemed obligated to restore) as of the end of the Partnership's tax year to which such allocation relates. In determining the above, a Partner's Capital Account shall be reduced for the items described in Treasury Regulation Sections l.704-l(b)(2)(ii)(d)(4), (5), and (6). If any Partner with a deficit in such Partner's Capital Account unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation
Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), then Partnership items of income and gain shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate the deficit in said Partner's Capital Account created by such adjustment, allocation, or distribution as quickly as possible.

                  (b) SPECIAL INCOME ALLOCATION. In the event any Partner has a deficit in such Partner's Capital Account at the end of any Partnership tax year (or other period of the Partnership) that is in excess of the sum of (i) the amount such Partner is obligated to restore and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentence of Regulation Section 1.704-2(g)(1), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible.

                  (c) MINIMUM GAIN CHARGEBACK. The following provisions shall be applicable in the first taxable year in which the Partnership has nonrecourse deductions as defined in Treasury Regulation Section 1.704-2(b):

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                          (i) If there is a net decrease in Minimum Gain for a
         tax year, then each Partner must be allocated items of income and gain for such year equal to that Partner's share of the net decrease in Minimum Gain, in accordance with the minimum gain chargeback requirements pursuant to Treasury Regulation Section 1.704-2(f). A Partner's share of the net decrease in Minimum Gain is the amount of the total net decrease in Minimum Gain multiplied by the Partner's percentage share of the Minimum Gain at the end of the immediately preceding tax year. Treasury Regulation Section 1.704-2(g)(2).

                          (ii) In allocating the income and gain pursuant to subsection (i) above, gains recognized from the disposition of Partnership assets subject to nonrecourse liabilities of the Partnership shall be allocated first to the extent of the decrease in Minimum Gain attributable to the disposition of the said asset. Thereafter, any income and gain to be allocated shall consist of a pro rata amount of other Partnership income and gain for that year.

                          (iii) Any allocation under subsection (i) above shall be made no later than the end of the tax year in which such Minimum Gain deficiency arises; provided, however, that in no event shall there be a reallocation of any item of income, gain, loss or deduction previously allocated among the Partners pursuant to this Agreement.

                          (iv) This subsection (c) is intended to comply with the minimum gain chargeback requirements under Treasury Regulation
         Section 1.704-2(f) and shall be interpreted and applied consistently therewith.

                  (d) CODE SECTION 704(c) ALLOCATIONS. In accordance with Code
Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction (including depreciation) with respect to any property contributed to the capital of the Partnership by a Partner shall, solely for

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tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for Federal income tax purposes and its fair market value at the time it was contributed to the Partnership.

                  (e) RECAPTURE. To the extent that any allocation of income or gain made pursuant to this Agreement includes the allocation of an item of income or gain that is recaptured as ordinary income under Code Sections 1245 or 1250, such ordinary income shall be allocated to the Partners who received the allocation of the depreciation or cost recovery deductions that generated the ordinary income recapture in proportion to their shares of such deductions, provided that such allocation of ordinary income shall be limited to the amount of income or gain allocated to such Partner for the period to which such allocation relates.

                  (f) Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulation
Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704.1(b)(2)(iv)(m)(4),
to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of such Partner's Partnership Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their Percentage Interests in the event Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partners to whom such distribution was made in the event Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

                  6.4 ALLOCATIONS IN THE EVENT OF TRANSFER OF A PARTNERSHIP INTEREST. If a Partnership Interest is transferred in accordance with the terms of this Agreement, there shall be

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allocated to each Partner who held the transferred Partnership Interest during the fiscal year of transfer the product of (a) the Partnership's Net Profit or Net Losses allocable to such transferred Partnership Interest for such fiscal year, and (b) a fraction, the numerator of which is the number of days such Partner held the transferred Partnership Interests during such fiscal year and the denominator of which is the total number of days in such fiscal year, provided, however, that the Partners may allocate such Net Profit or Net Losses by closing the Partnership's books immediately after the transfer of any Partnership Interest. Either allocation shall be made without regard to the date, amount or recipient of any distributions which may have been made with respect to such transferred Partnership Into-est. No Partnership Interest may be transferred without the approval in writing of the General Partner.



                                   ARTICLE 7.

                            ADMISSION OF NEW PARTNERS

                  The issuance of additional Partnership Interests and thus the admission of any Person to the Partnership as a new partner (the "Admittee") shall be subject to the following:

                  7.1 The unanimous consent of the Partners, which consent may be withheld for any cause or for no cause, regardless of the reasonableness thereof;

                  7.2 The Admittee's execution of an instrument satisfactory to counsel to the Partnership, by which the Admittee agrees to be bound by and comply with all of the terms and provisions of this Agreement; and


                  7.3 Execution of any other instruments required under the Act to effect such admittance.

                                   ARTICLE 8.

                            RESTRICTIONS ON TRANSFER

                  8.1 GENERAL RULE. No Partner may Transfer all or any part of its Partnership Interest or grant or create any participation in such Partner's right to receive distributions or returns of capital without the prior written consent of the General Partner. "Transfer" shall mean any disposition including, but not limited to, gifts, bequests, sales, assignments, pledges, encumbrances, whether voluntary or involuntary, or pursuant to this Agreement, court order or operation of law.

                  8.2 OTHER TRANSFERS. Any Transfer by a Partner of its Partnership Interest in a manner not permitted under Article 8 shall be null, void and of no effect against the Partnership or the other Partners. In addition to, and not in limitation of, the foregoing, in the event that any Person acquires any Partnership Interest in contravention of this Agreement, such Person shall have no voting rights as a Partner.

                  8.3 NEED FOR RESTRICTIONS. The parties hereto recognize and acknowledge that the provisions set forth in this Agreement respecting the restrictions on Transfer of their Partnership Interests are fair and reasonable in consideration of their absolute necessity for the proper conduct of the business of the Partnership.



                                   ARTICLE 9.

                                  DISSOLUTION


                  9.1 GENERAL. The Partnership shall dissolve upon, but not before, the termination of the Partnership in accordance with Section 2.8 hereof.

                  9.2 LIQUIDATION OF ASSETS. Upon the dissolution of the Partnership, the General Partner shall proceed to liquidate the assets thereof The proceeds of such liquidation and dissolution shall be distributed as follows:

                  FIRST: To creditors whose debt is secured by mortgages or security interests granted in the assets of the Partnership, if the Partnership is winding up or if required by the terms of the instruments evidencing or securing such indebtedness;

                  SECOND: To third party creditors of the Partnership in payment of the unpaid operating expenses of the Partnership to the extent required under agreements with said creditors;

                  THIRD: To the payment of all other creditors of the Partnership to the extent due and payable; and

                  FOURTH: To the Limited Partner(s), until they have received, pursuant to Section 6.2 and this Section 9.2, an amount equal to a 100% return of its Capital Contribution; and

                  FIFTH: To the General Partner, until it has received, pursuant to Section 6.2 and this Section 9.2, an amount equal to its Capital Contribution; and

                  SIXTH: To the Partners, pro rata to their Percentage
Interests.



                                   ARTICLE 10.

                   RIGHTS AND LIABILITIES OF LIMITED PARTNERS

                  10.1 ACTIVITIES OF LIMITED PARTNERS. The Limited Partner(s) shall not participate in, or have any part in the management, conduct or control of, the Partnership business, except as otherwise specifically set forth in this Agreement. The Limited Partner(s) shall have no authority whatsoever to act on behalf of or bind the Partnership.

                  10.2 LIMITATION ON LIABILITY OF LIMITED PARTNERS.

                  (a) Except as otherwise provided herein, the liability of each Limited Partner in the Partnership shall be limited to the amount of such Limited Partner's aggregate Capital Contribution. No Limited Partner shall have any further personal liability to contribute money or other property to, or in respect of, the liabilities or obligations of the Partnership.

                  (b) Notwithstanding anything to the contrary herein, if a Limited Partner has received a return of all or any portion of such Limited Partner's Capital Contribution to the Partnership, such Limited Partner will be liable to the Partnership for any sum, not in excess of such amount returned, which is necessary to discharge the Partnership's liabilities to any creditor which extended credit to the Partnership or whose claims arose before the return of said amount to the Limited Partner.



                                  ARTICLE 11.

                               POWER OF ATTORNEY


                  11.1 POWER OF ATTORNEY GIVEN BY LIMITED PARTNER. The Limited Partner hereby constitutes and appoints the General Partner as its true and lawful attorney-in-fact with power to act in its name and on its behalf, to consent to, adopt, make, execute and deliver, swear to, acknowledge, file and record:

                  (a) copies of this Agreement and any and all amendments hereto and, upon termination of the Partnership, a certificate or agreement of dissolution, if required by the laws of the State of Texas;

                  (b) the Certificate of Limited Partnership, as well as amendments thereto, under the laws of the State of Texas or any other jurisdiction;

                  (c) any Certificate of Fictitious Name, if required by law;
and

                  (d) such other ministerial certificates or instruments as may be required under the laws of the State of Texas, or any other jurisdiction, or by any other regulatory agency, as the General Partner may deem necessary or advisable; provided, however, that none of the foregoing acts shall increase the liability of the Limited Partner or decrease the liability of the General Partner beyond the liability expressly set forth in this Agreement.

                  The power of attorney granted herein is a special power of attorney coupled with an interest, is irrevocable, and shall survive the dissolution, bankruptcy or insolvency of the Limited Partner, and may be exercised by the General Partner, and shall survive the transfer of a Limited Partner's interest in the Partnership.



                                  ARTICLE 12.

                                 MISCELLANEOUS


                  12.1 INTEGRATION. This Agreement contains the entire agreement between the parties pertaining to the subject matter hereof, supersedes any prior agreements between the parties hereto and may not be amended except as provided in Section 12.9 herein.

                  12.2 Notices. Except as otherwise expressly provided in this Agreement, all notices, demands and other communications hereunder shall be in writing and shall be deemed to have been given (a) if delivered personally, (b) three (3) days after being mailed, registered or certified mail, first class postage prepaid, return receipt requested, or (c) the business day next following the day delivered to a reputable overnight courier providing proof of delivery, to the applicable party at the address herein set forth or at such other address of which a Partner has given notice to the General Partner in accordance herewith. The substance of any such notice shall be deemed to have been fully acknowledged in the event of any refusal of acceptance by the party to whom the notice is addressed.

                  12.3 FURTHER ASSURANCES. The Partners will execute and deliver such further assurances and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

                  12.4 CAPTIONS. All captions and headings of articles, sections, paragraphs, subparagraphs and subdivisions of this Agreement are solely for convenience and are not part of this Agreement, and shall not be used for the interpretation or determination of the validity of this Agreement or any provision thereof.

                  12.5 GENDER. The masculine gender shall include the feminine and neuter genders, as appropriate in the context of this Agreement.

                  12.6 SINGULAR OR PLURAL. Whenever the singular number is used in this Agreement, the same shall include the plural when required by context.

                  12.7 THIRD PARTY BENEFICIARIES. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any creditors of the Partnership.

                  12.8 SEVERABILITY. In case any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or enforceability shall not affect other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision never had been contained herein.

                  12.9 AMENDMENT. This Agreement may be modified or amended only with the unanimous written consent of the General Partner and the Limited Partner.

                  12.10 GOVERNING LAW. This Agreement shall be construed in accordance with the laws and other legal authority of the State of Texas, including the Act, but excluding the conflicts of laws provisions of the State of Texas.

                  12.11 PARTNERS INDEPENDENTLY BOUND.Partner shall become bound by this Agreement immediately upon its execution hereof.

                  12.12 COMPUTATION OF TIME. In computing any period of time pursuant to this Agreement, the day of the act or event of default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday or legal holiday, and such period shall end with the last day of the designated period of time unless it is a Saturday, Sunday or legal holiday, in which event such period shall end with the end of the next day thereafter which is not a Saturday, Sunday or legal holiday.

                  12.13 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                  12.14 TAX MATTERS PARTNER. The General Partner is hereby designated as the "Tax Matters Partner" of the Partnership, as defined in
Section 6231(a)(7) of the Code.

                  IN WITNESS WHEREOF, each of the Partners hereby execute this Agreement the day and year first above written.



                                       GENERAL PARTNER:

                                       RUSSELL-STANLEY MIDWEST, INC.



                                       By:  /s/ DANIEL W. MILLER
                                            -----------------------------------
                                            Daniel W. Miller
                                            Executive Vice President

                                       LIMITED PARTNER:

                                       RSLPCO, INC.



                                       By:  /s/ DANIEL W. MILLER
                                            -----------------------------------
                                            Daniel W. Miller
                                            Executive Vice President